SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                          TINTIC GOLD MINING COMPANY
            (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:  N/A.

(2)  Aggregate number of securities to which transaction applies:  N/A.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A.

(4)  Proposed maximum aggregate value of transaction:  N/A.

(5)  Total fee paid:  N/A.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:  $0.

         (2)   Form, Schedule or Registration Statement No.:  N/A

         (3)   Filing Party:  N/A

         (4)   Date Filed:  N/A


          Contact Person:     John Michael Coombs, Esq.
                              MABEY & COOMBS, L.C.
                              3098 South Highland Drive, Suite 323
                              Salt Lake City, Utah 84106-6001
                              Phone No. 801-467-2021
                              Fax No. 801-467-3256

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                      TINTIC GOLD MINING COMPANY

                           3131 Teton Drive
                      Salt Lake City, Utah 84109
                            (801) 485-3939

                        INFORMATION STATEMENT

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                      REQUESTED NOT TO SEND A PROXY

                             INTRODUCTION

          This Information Statement is being furnished to our shareholders (Tintic Gold Mining Company, a Utah corporation ["Tintic Gold," "Company," "we," "our" or "us"]), in connection with the following amendments to our existing Articles of Incorporation, all of which have been adopted by unanimous board resolution and by a majority of our stockholders, namely, each of our three board members and two additional stockholders. Such five persons together own and hold 684,192 shares, a figure that excludes certain S-8 shares anticipated to be physically issued to such persons under our 2002 and 2003 Stock Option/Stock Issuance Plans. Because there are currently 952,567 shares issued, not all of which are outstanding, the figure of 684,192 shares nonetheless represents approximately 72% of our issued securities.

     The following constitutes the full text of each amendment:

                       Article I   Name and Duration

     The name of this corporation is "Tintic Gold Mining Company." Its duration shall be perpetual. Business and transfer offices may be established by the Board of Directors in any other part of the United States. Meetings of the Directors shall be held at such places within or without the State of Utah as the Directors by resolution or by-laws may direct.

                           Article II -- Purpose

     That the business and purpose for which the Corporation shall exist shall be for the pursuit of any business or endeavor recognized as lawful under Utah law.

                       Article III -- Capitalization

     The amount of common capital stock of this Corporation shall be 50,000,000 (fifty million) shares, having a par value of one mill or $0.001 per share. The Board of Directors may, from time to time, sell any or all of the authorized but unissued common capital stock of the Corporation without first offering the same to the stockholders then existing; that all such sales may be made on such terms and conditions as the Board may deem advisable. The common capital stock of the Corporation is non-assessable.

                         Article V -- Incorporators

     Repealed.

         Article VII -- Board of Directors and Corporate Governance

     The Directors shall choose from their own number a President and in their discretion one or two Vice Presidents, and from the stockholders a Secretary and Treasurer for the Corporation, and such other officers and agents as they deem expedient in the management and conduct of the Corporation's business. Any one person may hold two or more offices at the same time.

     Any officer or director may resign by giving notice in writing to the Board of Directors, or he may be removed in the manner provided by law. In addition to the methods provided by law, any officer, except a Director, may be removed at any time with or without cause by the Board of Directors.

     A majority of the Board shall constitute a quorum for the transaction of business.

     The Board of Directors shall have the general control and management of the property, business and affairs of the corporation, but they may delegate certain duties in respect thereto to the various officers of the Corporation or to the various committees of the Board.

     The Board of Directors may adopt by-laws and rules and regulations for conducting of the business of the Corporation, and for the government thereof, and defining the duties of the various officers, agents and servants of the Corporation.

[End of text of amendments.]


     For a description of the purpose for, and explanation of, these amendments, reference is made to the caption or section below titled "Amendment to the Articles of Incorporation and Vote Required for Approval."

     The foregoing five (5) amendments to our Articles of Incorporation are contained in the form of our Second Restated and Amended Articles of Incorporation, a copy of which is attached to this Information Statement as
Exhibit 3.1. This form of Restated Articles has been approved by the written consent of the Board of Directors and the two shareholders referenced above and thus, by a majority of our shareholders. This document uses the word "Second" to differentiate it from a set of Restated Articles of Incorporation filed by us with the Utah Division of Corporations in August 1994. The ability of a corporation to file Restated Articles of Incorporation is governed by Section 16-10a-1007 of the Revised Utah Business Corporation Act titled "Restated Articles of Incorporation." Twenty-one (21) days after this document has been mailed out, we intend to file such form of Second Restated and Amended Articles with the Division of Corporations of the Utah Department of Commerce and Commercial Code.

     In addition to the foregoing corporate action approved by the written consent of a majority of the Corporation's shareholders, the Board of Directors and the two shareholders have also adopted the following resolution by written consent, action which does NOT result in a specific amendment to our existing Articles of Incorporation:

          1. To authorize the Board of Directors to change the name of our Company to conform with the business or industry that the Board of Directors determines we engage in or which otherwise conforms with the name or names of any properties, ventures or businesses acquired by our Company.

               APPROXIMATE DATE OF MAILING: August 4, 2003.

         These amendments and the one resolution will become effective on the opening of business on August 25, 2003, or a date that is at least twenty-one
(21) days from the mailing of this Information Statement to our stockholders. Any executive officer, as required by the Utah Act, is entitled to execute and file the Second Restated and Amended Articles, Ex. 3.1 hereto, with the Division of Corporations of the Utah Department of Commerce and Commercial Code effecting the amendments and such other changes as may otherwise be deemed required or necessary.

      These amendments and resolutions are the only matters covered by this Information Statement.

                AMENDMENTS TO THE ARTICLES OF INCORPORATION
                      AND VOTE REQUIRED FOR APPROVAL

Explanation of Amendments.
--------------------------

    The new and amended Article I recited above amends our duration from 100 years from its date of incorporation in 1933 to perpetual. This amendment also deletes irrelevant and inapplicable language such as the requirement that all meetings be held in Salt Lake City, Utah, or that our mining activity only be undertaken or concentrated in the Tintic Mining District of Juab County, Utah.

    The new Article II recited above is consistent with more modern Utah law and expands the purposes for which we exist to include matters beyond that of mere mining or mining-related activities.

    The new and restated Article III increases our authorized capitalization from 10 million shares to 50 million shares. Other than this singular change, the new Article III makes no other changes in our capitalization.

    Article V, which previously identified our initial incorporators back in 1933 and their respective stockholder interests in the Corporation, is no longer relevant and is thus deleted and repealed.

    Article VII discussing the powers of the directors of the Corporation is restated and modified, primarily to eliminate provisions now automatically governed by statute and to otherwise eliminate reference to the identities of our initial directors and officers in 1933, something that is similarly no longer relevant or meaningful.

Reasons for the Amendments.
---------------------------

    The Board of Directors believes that these amendments will provide our Company with greater flexibility. First, changing our duration or existence from 100 years to perpetual is in keeping with the intent of the Utah Act, which provides that corporations under Utah law have perpetual existence.
This will also prevent such article from having to be amended in the future. Secondly, the amendment to expand our corporate purpose to include whatever is a lawful business for corporations to conduct under Utah law gives us greater flexibility. Third, increasing our authorized capital will allow us to issue up to an additional 40 million shares, though there are no current plans of our Company that would result in the issuance of any of the additional authorized shares. Fourth, eliminating identifying our original incorporators and directors and their respective interests in the Company as of 1933, as accomplished by the amendments to Articles V and VII, are designed to streamline our Articles and otherwise eliminate verbiage and provisions that are superfluous and unnecessary under current Utah law. The Board authorization to change the name to reflect a name that conforms to the industry or business in which our business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of our Company, will also save time, cost and expense, in the future, if this discretion is warranted or exercised.

Utah Law.
---------

    The above five amendments to our existing Articles and the one resolution, which does not operate to amend our Articles, were unanimously adopted by our three-person Board of Directors and two additional persons (including members of our management) who own in excess of a majority of our outstanding voting securities (the "Majority Stockholders"), in accordance with Sections 16-10a-001 titled "Authority to amend [articles]," 16-10a-704 titled "Action without a meeting" and 16-10a-725 titled "Quorum and voting requirements for voting groups" of the Revised Utah Business Corporations Act (the "Utah Act"). See the caption "Voting Securities and Principal Holders Thereof" herein. These five persons collectively own 684,192 shares or approximately 72% of our outstanding voting securities. No other votes are required or necessary to adopt these amendments, and none are being solicited hereunder. By their written consent, these five persons are not part of a "group" for the purposes of Schedule 13D of the Securities and Exchange Commission.

           Section 16-10a-1003 of the Utah Act titled "Amendment by board of directors and shareholders" provides that every amendment to the Articles of Incorporation of a corporation shall first be adopted by resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. Section 16-10a-704 of the Utah Act provides that the Board of Directors, by unanimous written consent, and persons owning the required majority of voting securities necessary to adopt any action that would otherwise be required to be submitted to a meeting of stockholders, may adopt such action without a formal shareholder meeting by written consent.

          The directors, executive officers and others comprising the majority stockholders who have voted, in writing, to approve the resolutions to amend our Articles of Incorporation to effect the various amendments outlined above collectively own approximately 72% of our issued common capital stock; accordingly, this percentage being a majority, no additional votes are required or necessary to adopt the amendments to our Articles of Incorporation or the potential name change, and none are being solicited hereunder. See the captions "Voting Securities and Principal Holders Thereof" and "Amendment to the Articles of Incorporation and Vote Required for Approval," herein.

                             OTHER INFORMATION

    During our first quarter of 2003, we terminated a proposed transaction with an Israeli company called Zer Communications, Ltd., a transaction that we had been pursuing for several months. The transaction had contemplated the incorporation of a wholly owned subsidiary in Nevada with the name "Tintic Gold Mining Company" pursuant to which the Company's mining claims would be conveyed to it in exchange for the issuance of 281,803 shares, after which these shares would have been spun-off to the shareholders of the Company as of February 3, 2003, the record date for purposes of such spin-off. Such proposed spin-off and distribution of shares would have been undertaken pursuant to an appropriate registration statement filed with the Commission. Because the transaction with Zer was not completed, we could not lawfully effectuate the proposed spin-off. Accordingly, no spin-off of any subsidiary's shares to the Company's shareholders of record as of February 3, 2003, will occur. It is conceivable that such may occur in the future, in the event that the Company engages in a transaction similar to the Zer transaction; however, a record date of February 3, 2003, will not and cannot be used for the purpose of any such future registered spin-off.

    We have changed our auditors and our newly appointed auditors are Pritchett, Siler & Hardy, P.C., located in Salt Lake City, Utah. This change of auditors was disclosed in a Current Report on Form 8-K filed with the Commission on July 22, 2003.

                          DISSENTERS' RIGHTS

    There are no dissenters' rights applicable to the amendments to our Articles of Incorporation.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

          No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendments which are not shared by all other stockholders, pro rata.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.
------------------

          The securities that would have been entitled to vote if a formal meeting were required to have been held consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of issued shares of our common stock at the close of business on July 23, 2003, the record date for determining our stockholders who would have been entitled to notice of and to vote on the amendments to our Articles of Incorporation, was 952,567. This figure includes certain shares to-be-issued on Form S-8, a registration statement that has not yet been filed with the Commission. Because such S-8 shares have not been physically issued so as to be considered outstanding, the persons who would otherwise be entitled to receive such shares cannot vote them. This is because Article X of our Articles only allows persons to vote shares if those persons' holdings are reflected on the Company's books and records, that is, its shareholder list.

Security Ownership of Principal Holders and Management.
-------------------------------------------------------

    As of July 23, 2003, there were 952,567 common capital shares issued, not all of which are considered outstanding. This is because, as stated elsewhere herein, some of these shares need to be registered on Form S-8 in order to be physically issued to their respective owner. The following table takes into account and otherwise reflects the 1 for 10 reverse split of the Company's shares that took place after year-end on February 3, 2003. The following table also takes into account shares booked as earned in fiscal 2003 for services rendered. Once again, however, the table does NOT reflect or take into account those shares earned by any of the following persons pursuant to the Company's 2002 and 2003 Plans as those shares will NOT be physically issued until registered with the Commission on Form S-8. See notes (1) through (2) immediately below. To the knowledge of our management and based upon a review of the stock ledger maintained by our transfer and registrar agent, the following table sets forth the beneficial ownership of persons who own and hold more than five (5%) percent of our common stock as of the record date and the date hereof, and the share holdings of management, to-wit:

                            Positions               Number and Percentage
Name and Address               Held              of Shares Beneficially Owned
----------------               ----              ----------------------------

                            Management
                            ----------


George Christopulos           President and           123,084(1)   12.92%
3131 Teton Drive              and Director
Salt Lake City, Utah 84109

Jack Coombs                   Vice President          100,157(1) - 10.51%
2581 East 1300 South          and Director
Salt Lake City, Utah 84108

Hugh N. Coltharp              Secretary/Treasurer      16,529(1) - 1.74%
1464 south 1500 East          and Director
Salt Lake City, Utah 84105

                              Others
                              ------

John Michael Coombs           Stockholder            274,422(2)- 28.81%
3098 So. Highland Dr., #323
Salt Lake City, Utah 84106

Leonard W. Burningham         Stockholder            170,000   17.85%
205 Hermes Plaza
455 East 500 South
Salt Lake City, Utah 84101
                                                     ------------------


                              Total:                 684,192 - 71.82%


     (1) These shares do NOT include 13,603 shares issued to Mr. Christopulos, 4,470 shares issued to Mr. Jack Coombs, and 900 shares issued to Mr. Coltharp, all for services rendered in 2002 and 2003 pursuant to the Company's 2002 and 2003 Plans, shares that are to only be physically issued to such persons upon the filing of an S-8 registration statement with the Commission, an event that has not occurred. These shares are reflected on the Company's financial statements as issued but they are not considered outstanding and cannot be voted until such time as they are physically issued and thus appear on the Company's books and records as issued in the names of Messrs. Christopulos, Coombs and Coltharp, respectively. The issuance or entitlement to such shares has been reported to the Commission on Form 4's.

    (2) These shares do NOT include 6,027 shares issued to Mr. JM Coombs for services rendered in 2002 and 2003 pursuant to the Company's 2002 and 2003 Plans, shares that are to only be physically issued to him upon the filing of an S-8 registration statement with the Commission, an event that has not occurred. These shares are reflected on the Company's financial statements as issued but they are not considered outstanding and cannot be voted until such time as they are physically issued and Mr. JM Coombs appears on the Company's books and records as a record owner of such shares. The issuance or entitlement to such shares has been reported to the Commission on a Form 3.


Exhibits.
---------

    3.1 Form of Second Restated and Amended Articles of Tintic Gold Mining Company to be filed with the Division of Corporations of the Utah Department of Commerce and Commercial Code within 21 days of the mailing of this Information Statement


                                 NOTICE

 OUR MANAGEMENT AND THE TWO ADDITIONAL STOCKHOLDERS OF OUR COMPANY THAT HAVE
   CONSENTED TO THE INCREASE IN CAPITALIZATION, THE EXPANSION OF BUSINESS PURPOSE, THE CHANGE OF OUR COMPANY'S DURATION OF EXISTENCE TO PERPETUAL, AND
  THE OTHER, HOUSEKEEPING-RELATED AMENDMENTS, OWN IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THESE AMENDMENTS TO THE ARTICLES OF INCORPORATION UNDER UTAH LAW AND HAVE DONE SO. NO FURTHER VOTES
               OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.


                              BY ORDER OF THE BOARD OF DIRECTORS



August 4, 2003                George P. Christopulos
                              President and Chairman of the Board